EXHIBIT 99.1
CROSSTEX
PRESS RELEASE
FOR IMMEDIATE RELEASE
July 25, 2006

Investor Contact:	William W. Davis, Executive V.P. and Chief Financial Officer
Phone: (214) 953-9500

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: 214-721-9271
CROSSTEX ENERGY, INC. APPOINTS JAMES C. CRAIN TO BOARD
DALLAS, July 25, 2006 — Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) announced that effective July 21, 2006, James C. Crain has joined the board of directors of the Corporation. Mr. Crain currently serves on the board of directors of Crosstex Energy GP, LLC. Mr. Crain will also serve on the audit committees of the Corporation and Crosstex Energy GP, LLC.
“We know Jim well from his past service on the Crosstex Energy GP, LLC board, and we are excited to have him join the Corporation’s board as well,” said Barry E. Davis, president and chief executive officer of Crosstex.
Since 1989, Mr. Crain has served as president of Marsh Operating Company, an investments management company focusing on energy investing, and since 1997 as general partner of Valmora Partners, L.P., a private investment partnership. Mr. Crain climbed the ranks at Marsh, beginning as vice president of land and legal in 1984. Prior to Marsh, he served as a partner at Jenkens & Gilchrist where he headed the law firm’s energy section. Mr. Crain graduated from the University of Texas at Austin with a bachelor of business administration degree, a master’s in professional accounting and a doctorate of jurisprudence. Mr. Crain also serves on the board for the Texas State Historical Association.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.
Crosstex Energy, Inc. (NASDAQ: XTXI) owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.
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